Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-20585 and 333-03153) on Form S-8 of Ruby Tuesday, Inc. of our report dated June 18, 2004, relating to the financial statements and supplemental schedules of the Ruby Tuesday, Inc. Salary Deferral Plan as of and for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2003 annual report on Form 11-K of the Ruby Tuesday, Inc. Salary Deferral Plan.

/s/ KPMG, LLP

Louisville, Kentucky
June 28, 2004